UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

DELEK US HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
     Notice is hereby given that the 2007 Annual Meeting of Stockholders of Delek US Holdings, Inc. (the “Company”) will be held on Tuesday, May 8, 2007 at 2:00 p.m., central time, at The Embassy Suites Hotel, 820 Crescent Centre Drive, Franklin, Tennessee 37067, for the following purposes:
     (1) To elect eight directors to serve until the 2008 annual meeting or until their respective successors are elected and have been qualified;
     (2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007;
     (3) To transact any other business properly brought before the meeting.
     Additional information concerning the matters to be voted upon at the meeting is set forth in the accompanying Proxy Statement. Stockholders of record of the Company’s common stock as of the close of business on Monday, April 2, 2007, are entitled to notice of, and to vote at, the meeting.
     You are cordially invited to attend the meeting in person.
     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK YOUR VOTES, THEN DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON IF YOU WISH TO DO SO.

By Order of the Board of Directors,

Kent B. Thomas
General Counsel and Secretary

Delek US Holdings, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
April 12, 2007

ii

DELEK US HOLDINGS, INC.
7102 COMMERCE WAY
BRENTWOOD, TENNESSEE 37027
ANNUAL MEETING OF STOCKHOLDERS
MAY 8, 2007
PROXY STATEMENT
QUESTIONS AND ANSWERS
1. Why am I receiving these materials?
     This Proxy Statement and enclosed form of proxy (first mailed to stockholders on or about April 12, 2007) are furnished in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders, or at any adjournment thereof. The Annual Meeting will be held on Tuesday, May 8, 2007 at 2:00 p.m. central time, at The Embassy Suites Hotel, 820 Crescent Centre Drive, Franklin, Tennessee 37067. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.
2. What is the purpose of the Annual Meeting?
     The Annual Meeting is being held (1) to have our stockholders elect eight directors, each to serve for a term of one year until the annual election of directors in 2008 and until the election and qualification of his successor; (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007, and (3) to transact such other business as may properly be brought before the meeting or at any adjournment thereof. We will also discuss our business and be available for your comments and discussion.
3. How may I obtain your Annual Report for 2006?
     A copy of our Annual Report to Stockholders, including financial statements for the year ended December 31, 2006, is enclosed herewith. Refer to question 20 for information on how to request additional information from us.
4. Who may attend the Annual Meeting?
     Stockholders of record as of the close of business on Monday, April 2, 2007 (the “record date”), or their duly appointed proxies, may attend the meeting. Stockholders whose shares are held through a broker or other nominee will need to bring a copy of their brokerage statement reflecting their ownership of our common stock as of the record date.
5. Who is entitled to vote?
     Holders of record of our common stock, $0.01 par value, at the close of business on the record date are entitled to vote at the Annual Meeting. On the record date, 51,139,869 shares of common stock were issued and outstanding. The common stock is our only outstanding class of voting securities. Each stockholder is entitled to one vote per share of our common stock that he, she or it holds.
6. Who is soliciting my vote?
     Your vote is being solicited by our Board of Directors. Certain of our officers, directors and employees, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.
7. How does the Board of Directors recommend that I vote?
     The Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors and “FOR” the ratification of our independent registered public accounting firm.
8. How will voting on any other business be conducted?
     Although we do not know of any business to be considered at the 2007 Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to Ezra Uzi Yemin, our President and Chief Executive Officer, and Edward Morgan, our Vice President and Chief Financial Officer, to vote on such matters at their discretion.
9. What is the difference between a “stockholder of record” and a “street name” holder?
     These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AmStock”), you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
10. How do I vote my shares if I am a stockholder of record?
     Enclosed is a proxy card for the shares of stock held by you on the record date. You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Unless otherwise indicated on the proxy, shares represented by any proxy will, if the proxy is properly executed and received by us prior to the Annual Meeting, be voted “FOR” each of the nominees for directors and “FOR” the ratification of our independent registered public accounting firm.
11. How do I vote my shares if they are held in street name?
     If your shares are held in street name, your broker or other nominee will provide you with a form seeking instruction on how your shares should be voted.
12. Can I revoke or change my vote?
     Yes. You may revoke or change your vote by: (a) notifying our Secretary in writing at any time before the meeting; (b) submitting a later-dated proxy by mail; or (c) voting in person at the meeting (if your shares are registered directly in your name on our books and not held through a broker, bank, or other nominee). The latest-dated, timely, properly completed proxy that you submit will count as your vote. If a vote has been recorded for your shares and you submit a proxy card that is not properly signed or dated, the previously recorded vote will stand.
13. Who will count the vote?
     Representatives of our transfer agent, AmStock, will count the vote and act as the inspector and judge of the election.
14. Is my vote confidential?
     Proxy cards, ballots and voting tabulations that identify individual stockholders are returned directly to AmStock and are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed to us except: (a) as needed to permit AmStock to tabulate and certify the vote; (b) as required by law; or (c) in limited circumstances such as a proxy contest in opposition to the Board of Directors. Additionally, all comments written on the proxy card or elsewhere will be forwarded to us, but your identity will be kept confidential unless you specifically ask that your name be disclosed.

15. What does it mean if I get more than one proxy card?
     If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.
16. What is a “quorum”?
     A “quorum” is the presence of the holders of a majority of the outstanding shares entitled to vote either in person or represented by proxy at the meeting. There must be a quorum for the Annual Meeting to be held. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.
17. What are the voting requirements to approve each proposal?
     Directors are elected by a plurality of votes cast by holders of shares entitled to vote. This means that the director nominees with the most votes for the positions available are elected. To ratify the appointment of Ernst & Young LLP, a majority of the shares voting at the meeting must vote in favor of the proposal.
18. What is the effect of abstentions, withheld votes and broker non-votes?
     Abstentions and instructions on the accompanying proxy card to withhold authority to vote will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes. However, the number of votes otherwise received will not be reduced by such action.
     “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the New York Stock Exchange, New York Stock Exchange-member brokers who hold shares of common stock in street name for their customers and have transmitted our proxy solicitation materials to their customers, but do not receive voting instructions from such customers, are not permitted to vote on nonroutine matters. Since the election of directors and the ratification of Ernst & Young LLP are routine matters, a broker may turn in a proxy card voting shares at their discretion and without receiving instructions from you.
     Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum and will result in the proposal receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.
19. Can I change the number of copies of the Annual Meeting materials that I receive?
     Yes. If you share an address with another stockholder, each stockholder may not receive a separate copy of our Annual Report and Proxy Statement. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Secretary, Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, TN 37027 or by sending an e-mail to ir@DelekUS.com. If you share an address with another stockholder and (i) would like to receive multiple copies of the Proxy Statement or Annual Report to Stockholders in the future, or (ii) if you are receiving multiple copies and would like to receive only one copy per household, in the future, please contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
20. How can I obtain additional information about Delek US Holdings, Inc.?
     Copies of our Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2006 and our other annual, quarterly and current reports we file with the Securities and Exchange Commission (the “SEC”), and any amendments to those reports, are available free of charge on our website, which is located at http://www.DelekUS.com. Copies of these reports will be sent without charge to any stockholder requesting it in writing to our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. The information posted on our website is not incorporated into this Proxy Statement.
PROPOSAL 1
ELECTION OF DIRECTORS
     At the Annual Meeting, eight directors are to be elected to hold office until the 2008 Annual Meeting and until their successors have been elected and have qualified. Each of the following eight persons is a nominee for election to our Board of Directors: Erza Uzi Yemin, Gabriel Last, Asaf Bartfeld, Alan H. Gelman, Zvi Greenfield, Carlos E. Jordá, Charles H. Leonard, and Philip L. Maslowe, each to serve a one-year term expiring at our Annual Meeting in 2008. All eight director nominees are currently serving on the Board of Directors. The Board of Directors has determined that each of Messrs. Jordá, Leonard and Maslowe qualifies as an independent director under applicable SEC rules and regulations and the rules of the New York Stock Exchange.
     We believe that each director nominee will be able to stand for election. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of any substitute nominee named by the Board of Directors. If you do not wish your shares voted for one or more of the nominees, you may so indicate when you vote. The persons named in the enclosed proxy intend to vote the proxy for the election of each of the eight nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees.
     Each nominee elected as a director will continue in office until his successor has been elected and qualified, or until earlier termination of his or her service.
     The age, principal occupation and certain other information for each director nominee are set forth below.
     Ezra Uzi Yemin, age 38, has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of top executives, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek — The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with CLAL Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance.
     Gabriel Last, age 60, has served as one of our directors since January 2002. Mr. Last served as the chief executive officer of Delek Group from 2001 to 2003. From 1998 to 2001, Mr. Last served as general manager of the Insurance Companies Union in Israel. In addition, since 2003, Mr. Last has served as the chairman of the board of Delek Group and currently serves on the board of directors of several of Delek Group’s other affiliated entities, including, Matav-Cable Systems Media Ltd. Mr. Last also serves on the board of Sinel Industries Ltd., an unaffiliated public company in Israel.
     Asaf Bartfeld, age 55, has served as one of our directors since January 2002. Mr. Bartfeld has served as the president and chief executive officer of Delek Group since September 2003. Since July 2001, he has served as general manager of Delek Investments and Properties Ltd, one of our affiliated entities. Mr. Bartfeld also serves on the board of directors of several of our affiliated entities, including Delek Group and Matav-Cable Systems Media Ltd.
     Alan H. Gelman, age 51, has served as one of our directors since March 2007. Mr. Gelman has served as Deputy Chief Executive Officer and Chief Financial Officer of Delek Group since September 2006. Prior to joining Delek Group, Mr. Gelman served as the Chief Financial Officer of Partner Communications Company, Ltd. from January 2001 until August 2006. For the three years prior to joining Partner Communications, Mr. Gelman served as Chief Financial Officer and Vice President of Barak ITC, one of Israel’s providers of international voice, data and internet services. From 1994 to 1997, Mr. Gelman served as the Controller for Cellcom Israel Ltd. Mr. Gelman holds a Bachelor’s degree in Accounting from Queens College in New York and an MBA from Hofstra University in New York. Mr. Gelman is licensed as a Certified Public Accountant in the USA (New York) and in Israel.

     Zvi Greenfeld, age 60, has served as one of our directors since October 2005. Mr. Greenfeld has served as the president of one of our affiliated entities, Delek Drilling Management Ltd., since 1993, where he oversees that company’s exploration and production of natural gas in Israel. Mr. Greenfeld is the principal of Greenfeld-Energy Consulting, Ltd. a company that has provided consulting services to us since May 2005. He has also been a consultant for Delek — The Israel Fuel Corporation Ltd., another affiliate, since 2002, advising senior management on fuel purchases. From 1991 to 2002, Mr. Greenfeld served as a vice president of Delek — The Israel Fuel Corporation Ltd., where among other things, he directed the building and renovation of retail gas stations and managed quality control and fuel purchasing. Additionally, Mr. Greenfeld serves as a director of several of our affiliated entities.
     Carlos E. Jordá, age 57, has served as one of our directors since May 2006. Mr. Jordá’s experience has been primarily based in the oil and energy sector. Mr. Jordá has been self-employed as a consultant since March 2003, where he has advised clients on potential refining and marketing projects. From October 2000 to March 2003, Mr. Jordá served as the president of PDV America and the chairman of the board of directors of Citgo Petroleum Corporation, each affiliates of Petroleos de Venezuela, S.A., a Venezuela stock-owned petroleum company, where he directed joint ventures in the United States.
     Charles H. Leonard, age 58, has served as one of our directors since May 2006. From March 2006 to March 2007, Mr. Leonard served as the chief financial officer of EGL, Inc., a publicly traded company that provides transportation, supply chain management and information services. From September 2005 to December 2005, Mr. Leonard was the chief financial officer of, and from January 2006 to February 2006 was a consultant to, Transport Industries Holdings, Inc., a privately held transportation and logistics company. From September 1988 to July 2005, Mr. Leonard was employed by Texas Eastern Products Pipeline Company, LLC, the general partner of TEPPCO Partners, L.P., a publicly traded master limited partnership, that owns and operates common carrier pipelines for the transportation of refined petroleum products, liquified petroleum and natural gases, crude oil and petrochemicals. Mr. Leonard was responsible for the financial operations of the company and served in various capacities, including treasurer from 1996 to 2002 and senior vice president commencing in 1990 and chief financial officer commencing in 1989.
     Philip L. Maslowe, age 60, has served as one of our directors since May 2006. From March 2006 until February 2007, Mr. Maslowe served on the board of managers of Gate Gourmet Group Holdings LLC, a private company that provides catering services to airlines. Since December 2004, Mr. Maslowe has served on the board of directors and the audit committee and as chairman of the human resources committee of NorthWestern Corporation, doing business as NorthWestern Energy, a publicly traded provider of electricity and natural gas. From August 2002 to December 2004, Mr. Maslowe served as a member of the board of directors and audit committee and chairman of the corporate governance committee of Mariner Health Care, Inc., a publicly traded provider of post-acute health care services. From May 2002 to February 2004, Mr. Maslowe served as chairman of the board of directors, chairman or member of the audit committee and as chairman or member of the compensation committee of AMF Bowling Worldwide, Inc., a company that operates bowling centers and holds an interest in a business that manufactures and sells bowling equipment. From August 1997 to May 2002, Mr. Maslowe served as executive vice president and chief financial officer of The Wackenhut Corporation, a provider of diversified outsourcing services for security, staffing and privatized prisons, where he was responsible for the financial operations of the company. He also served as chairman of Wackenhut Chile and a member of the board of directors of Wackenhut Corrections Corp., a majority owned publicly traded company.
The Board of Directors recommends a vote “FOR” each of the above nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth as of March 31, 2007, the beneficial ownership of our Common Stock by (i) each person known by us to own more than five percent of our Common Stock, (ii) all of our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table and (iv) all directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power over the shares listed.
     Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 7102 Commerce Way, Brentwood, Tennessee 37027.

			Percentage
Name and Address of	Amount and Nature of Beneficial		of Common
Beneficial Owner	Ownership of Common Stock (1)		Stock
Delek Group Ltd.(2)(3)	39,389,869		77%
Itshak Sharon (Tshuva)(4)	39,389,869		77%
Delek Petroleum Ltd. (2)(3)	39,389,869		77%
Delek Hungary Holding Limited Liability Company(2)(3)	39,389,869		77%
Ezra Uzi Yemin	964,621	(5)	2%
Gabriel Last	6,500		*
Asaf Bartfeld	14,000		*
Zvi Greenfeld	26,000	(6)	*
Alan H. Gelman	—		*
Carlos E. Jordá	1,125	(7)	*
Charles H. Leonard	4,125	(8)	*
Philip L. Maslowe	3,125	(8)	*
Edward Morgan	19,500	(9)	*
Frederec Green	81,250	(10)	*
Lynwood Gregory	20,250	(11)	*
Assi Ginzburg	17,750	(12)	*

All directors and executive officers as a group (15 persons)	1,192,821	(13)	2%

*	Represents less than 1%.

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any shares of Common Stock when such person has the right to acquire them within 60 days after March 31, 2007. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any shares which such person has the right to acquire within 60 days after March 31, 2007 is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Delek Group Ltd. is the parent company of Delek Petroleum Ltd., and Delek Petroleum Ltd. is the parent company of Delek Hungary Holding Limited Liability Company, which is the registered holder of these shares. Other than Delek Hungary Holding Limited Liability Company, which holds the shares directly, each entity may therefore, be deemed to indirectly beneficially own the shares held by Delek Hungary Holding Limited Liability Company.

(3)	The address of Delek Group Ltd. and Delek Petroleum Ltd. is Bet Adar Building, 7 Giborei Israel Street, P.O.B. 8464, New Industrial Park, Natanya (South) 42504, Israel. The address of Delek Hungary Holding Limited Liability Company is 1134 Budapest, Vaci ut 35, Hungary.

(4)	Mr. Sharon (Tshuva) beneficially owns 58.5% of the outstanding equity and voting ordinary shares of Delek Group Ltd. through three corporations that he controls. Mr. Sharon (Tshuva) may be deemed to be an indirect beneficial owner of the Common Stock beneficially owned by Delek Group Ltd. Mr. Sharon (Tshuva) disclaims beneficial ownership of the Common Stock beneficially owned by Delek Group Ltd., except to the extent of his pecuniary interest therein. This information is as of March 30, 2007, and is based on filings made by Delek Group Ltd. with the Israel Securities Authority.

(5)	Includes 65,650 shares of Common Stock that Mr. Yemin has the right to purchase within 60 days of March 31, 2007.

(6)	Consists of shares of Common Stock that may be acquired upon the exercise of stock options that become exercisable on May 9, 2007.

(7)	Consists of 750 shares of Common Stock that may be acquired upon the exercise of stock options that become exercisable on May 9, 2007 and 375 shares of Common Stock upon the vesting of restricted stock units on May 9, 2007.

(8)	Includes 750 shares of Common Stock that may be acquired upon the exercise of stock options that become exercisable on May 9, 2007 and 375 shares of Common Stock upon the vesting of restricted stock units on May 9, 2007.

(9)	Consists of 16,250 shares of Common Stock that may be acquired upon the exercise of stock options that become exercisable on May 9, 2007 and 3,250 shares of Common Stock upon the vesting of restricted stock units on May 9, 2007.

(10)	Includes 16,250 shares of Common Stock that may be acquired upon the exercise of stock options that become exercisable on May 9, 2007 and 2,500 shares of Common Stock upon the vesting of restricted stock units on May 9, 2007.

(11)	Consists of 16,250 shares of Common Stock that may be acquired upon the exercise of stock options that become exercisable on May 9, 2007 and 4,000 shares of Common Stock upon the vesting of restricted stock units on May 9, 2007.

(12)	Consists of 16,250 shares of Common Stock that may be acquired upon the exercise of stock options that become exercisable on May 9, 2007 and 1,500 shares of Common Stock upon the vesting of restricted stock units on May 9, 2007.

(13)	Includes 205,850 shares of Common Stock which may be acquired within 60 days of March 31, 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 and regulations of the SEC thereunder require our executive officers and directors and persons who own more than ten percent of our Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership of our Common Stock and changes in their ownership with the SEC. Executive officers, directors and persons owning more than ten percent of our Common Stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
     Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for those persons, we believe that, during the year ended December 31, 2006, all filing requirements applicable to our executive officers, directors and owners of more than ten percent of our Common Stock were met except as follows:
     Assi Ginzburg, Frederec Green, Tony McLarty, Edward Morgan, Paul Pierce and Kent Thomas each filed a Form 4 one day late, on Monday, May 8, 2006.
     Mr. Green filed an amended Form 4 on May 17, 2006, reporting 500 additional shares purchased through the directed share program related to our initial public offering that were mistakenly omitted from the directed share program shares reported in his May 8, 2006 filing.
     Mr. Pierce filed an amended Form 4 on September 25, 2006, reporting all 2,000 shares purchased through the directed share program related to our initial public offering that were mistakenly omitted from his May 8, 2006 filing.

CORPORATE GOVERNANCE
Executive Officers
     The following table sets forth the names, ages and positions of each of our current executive officers. Titles are held with Delek US Holdings, Inc. unless otherwise indicated.

Executive Officers	Age	Position
Ezra Uzi Yemin	38	President, Chief Executive Officer and Director
Lynwood Gregory	57	Senior Vice President Executive Vice President and Chief Operating Officer of MAPCO Express, Inc.
Frederec Green	41	President and Chief Operating Officer of Delek Refining, Inc. Vice President of Delek Marketing & Supply, Inc.
Harry Parker (Pete) Daily	58	Vice President and Chief Operating Officer of Delek Marketing & Supply, Inc. Vice President of Fuel Supply of MAPCO Express, Inc. Vice President of Wholesale Marketing of Delek Refining, Inc.
Edward Morgan	37	Vice President and Chief Financial Officer
Assi Ginzburg	32	Vice President of Strategic Planning
Paul Pierce	46	Vice President of Marketing of MAPCO Express, Inc.
Kent B. Thomas	38	General Counsel and Secretary
     Set forth below is a brief description of the business experience of our executive officers listed above.
     Ezra Uzi Yemin has served as our chief executive officer since June 2004 and as our president and a director since April 2001. Mr. Yemin also served as our treasurer from April 2001 to November 2003 and as our secretary from May 2001 to August 2005. Mr. Yemin’s duties include the formulation of our policies and direction, oversight of top executives, and overall responsibility for our operation and performance. Prior to joining us, Mr. Yemin served from 2000 to 2001 as the chief financial officer of Delek – The Israel Fuel Corporation, Ltd., a fuel corporation in Israel and one of our affiliated entities. Additionally, he spent two years with CLAL Insurance Company Ltd., an insurance company in Israel and two years in the Insurance Commissioner’s Office of the Israel Ministry of Finance.
     Lynwood Gregory is the chief operating officer for all of our retail fuel and convenience store operations. He has served as our senior vice president since November 2003 and has served as the executive vice president and chief operating officer of MAPCO Express, Inc. since November 2002. From April 2001 to November 2002, Mr. Gregory served as a vice president of operations of MAPCO Express, Inc. Mr. Gregory began his employment with MAPCO Petroleum, Inc. in 1990 and served as vice president of operations and vice-president of marketing for Williams Express, Inc. prior to our acquisition of the company. Mr. Gregory is a veteran of the retail fuel and convenience store industry. His responsibilities over the course of his career have included operations, marketing and food service. Prior to joining MAPCO Petroleum, Inc., Mr. Gregory spent six years with Georgia Southern Oil, two years with Starvin Marvin / Globe Oil, and eight years with Crown Central Petroleum, all in upper management/executive positions, developing their presence in the Southeast.
     Frederec Green has served as the president of Delek Refining, Inc. since March 2007 and as its chief operating officer since May 2005. Mr. Green is the primary operational officer for our refining operations and is also vice president of Delek Marketing & Supply, Inc. Prior to joining us, from January 2004 to January 2005, Mr. Green operated Green Energy Advisors LLC, an independent consulting practice servicing commercial insurance carriers on petroleum refining and electrical matters. Mr. Green has 19 years experience in the refining industry working for UOP LLC, a refinery technology licensing firm, from 1987 to 1990 and Murphy Oil USA, Inc., from 1990 to 2004, where he served as a senior vice president during his last six years. Mr. Green has experience ranging from crude oil and feedstock supply, through all aspects of managing a refining business to product trading, transportation and sales.
     Pete Daily has served as the chief operating officer and a vice president of Delek Marketing & Supply, Inc. since September 2006. Since January 2007, Mr. Daily has also served as the vice president of wholesale marketing for Delek Refining, Inc., and the vice president of fuel supply for MAPCO Express, Inc. Mr. Daily’s duties include supervising the purchase and supply of fuels for our convenience stores, marketing the refined products from the Tyler refinery, and marketing our supply of refined products in west Texas. Mr. Daily has over 30 years of experience in marketing and supply of refined products. Mr. Daily served as the vice president of supply of MAPCO Express, Inc. from October 2001 until November 2004. Prior to rejoining us in September 2006, Mr. Daily worked for Truman Arnold Companies as vice president of wholesale marketing from November 2004 to September 2006, where his responsibilities included managing a wholesale marketing division with sales of petroleum products in 48 states.
     Edward Morgan is our principal financial and accounting officer and has served as our treasurer since November 2003, as vice president since February 2005 and as chief financial officer since April 2006. Mr. Morgan also serves as the chief financial officer and a member of management of our subsidiaries with responsibility for all finance and accounting matters, as well as our company’s information technology infrastructure. Prior to joining us in May 2002, Mr. Morgan was a senior member of management with American HomePatient, Inc., a provider of home health care services and products, where he was the director of treasury operations from 1997 to May 2002. Prior to that, Mr. Morgan spent several years as a certified public accountant at Deloitte and Touche, LLP. Throughout his career, Mr. Morgan has been involved in debt restructuring, acquisitions and divestitures. Mr. Morgan is a member of the American Institute of Certified Public Accountants, the Association for Financial Professionals, and the Tennessee Society of Certified Public Accountants. He serves on the board of directors for the Ronald McDonald House of Tennessee charities and serves on the Retailer Advisory Board for the Tennessee Education Lottery Corporation.
     Assi Ginzburg is our principal strategic planning officer, and has served as vice president since February 2005 and vice president of strategic planning since April 2006. Mr. Ginzburg’s duties also include oversight of our investor relations. Prior to joining us in November 2004, Mr. Ginzburg served as a financial advisor from July 2001 to March 2003 for Swary-Yohman Financial Consultants, and from April 1999 to July 2001 for Itzhak Swary Ltd., two consulting firms in Israel. Mr. Ginzburg has been a member of the Israel Institute of Certified Public Accountants since 2001 and served as trustee of court for a large Israeli public company in 2003 and 2004.
     Paul Pierce has served as vice president of marketing of MAPCO Express, Inc. since September 2004. Prior to joining us, Mr. Pierce was self-employed as a consultant from January 2004 through August 2004, developing convenience stores for D&D Oil, Inc. From 1997 to December 2003, he held executive level positions at Golden Gallon, Inc., a convenience store chain, where his responsibilities included managing all merchandise sales, vendor negotiations and contracts, retail pricing, advertising, imaging, store layouts and design, budgeting and operations team oversight. In his experience in the retail fuel and convenience store industry, he has held a variety of marketing roles that include vice president of marketing, director of merchandising, field marketing manager and director of advertising. In addition to the positions listed above, Mr. Pierce has been employed by Crown Central Petroleum Corporation, Kangaroo, Inc., and Palmetto Merchandise, Inc.
     Kent Thomas has served as our general counsel and secretary since August 2005. Mr. Thomas has more than ten years experience practicing law in Nashville, Tennessee. Prior to joining us, Mr. Thomas spent four years at the firm of Colbert & Winstead, PC of Nashville, Tennessee, with a practice focused on litigating employment, commercial and copyright disputes and providing transactional representation in the banking, transportation, entertainment, restaurant and alcoholic beverage retail industries.
The Board of Directors
     At the date of this Proxy Statement, the Board of Directors consists of eight members. All eight directors have been nominated for election at the Annual Meeting to serve for a one-year term expiring at our annual meeting of stockholders in 2008.
     The Board of Directors has determined that we are a “controlled company” for the purposes of Section 303A of the New York Stock Exchange Listed Company Manual because more than 50% of our voting power is held by Delek Group, Ltd. As such, we rely on exemptions from the provisions of Section 303A that would otherwise require us, among other things, to have a board of directors composed of a majority of independent directors. The Board of Directors has determined that each of Messrs. Jordá, Leonard and Maslowe qualifies as an independent director under applicable SEC rules and regulations and the rules of the New York Stock Exchange.

     Under the New York Stock Exchange’s listing standards, a director will not be deemed independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the Board of Directors has determined that each of the independent directors named above has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us, and is therefore independent under the New York Stock Exchange’s listing standards and the applicable SEC rules and regulations.
     During 2006, the Board of Directors held eight meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he served. We did not hold an annual meeting of stockholders in 2006 because we were a private, wholly-owned indirect subsidiary of Delek Group Ltd. until the completion of our initial public offering on May 9, 2006.
     The New York Stock Exchange listing standards require our non-management directors to meet at regularly scheduled executive sessions without management. Our non-management directors intend to meet in such executive sessions following each quarterly meeting of the Board of Directors in 2007. Asaf Bartfeld will preside over all such sessions. At least once in 2007, our independent directors will meet in an executive session.
Stockholder Communications with the Board of Directors
     Stockholders who wish to communicate with any of our directors, any committee chairperson or the Board of Directors may do so by writing to the director, committee chairperson or the Board in care of our Secretary, at Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. Communications received will be forwarded directly to the director to which it is addressed. If the communication is addressed to the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the appropriate committee chairperson or to all members of the Board.
Committees of the Board of Directors
     The Board of Directors has standing Audit and Compensation Committees. As a controlled company, we rely on exemptions from the provisions of Section 303A that would otherwise require us, among other things, to have a Compensation Committee composed of independent directors and to have a Nominating and Corporate Governance Committee.
     As a controlled company, the Board of Directors does not believe that it is necessary to have a Nominating and Corporate Governance Committee or a committee performing the functions of this committee. The entire Board of Directors participates in the nomination of candidates for election to the Board of Directors in accordance with our Board of Directors Governance Guidelines.
     The Board of Directors is responsible for filling vacancies on the Board of Directors at any time during the year, and for nominating director nominees to stand for election at the annual meeting of stockholders. The Board of Directors does not generally utilize the services of search firms or consultants to assist in identifying and screening potential candidates. In accordance with our Board of Directors Governance Guidelines, the Board of Directors identifies individuals qualified to become directors and considers such factors as it deems appropriate, including the individual’s education, experience, reputation, judgment, skill, integrity, industry knowledge, the degree to which the individual’s qualities and attributes complement those of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees thereof. Directors should have experience in positions with a high degree of responsibility; be leaders in the organizations with which they are affiliated; have the time, energy, interest and willingness to serve as a member of the Board of Directors.
     The Board of Directors will consider nominees for directors recommended by stockholders of Delek and will evaluate such nominees using the same criteria used to evaluate director candidates otherwise identified by the Board. Stockholders wishing to make such recommendations should write to the Board of Directors in care of the Secretary of Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.
Audit Committee
     The Audit Committee consists of Philip L. Maslowe (chairman), Charles H. Leonard and Carlos E. Jordá. The composition of the Audit Committee did not change from its inception on May 9, 2006 through year end. Following the closing of our initial public offering on May 9, 2006, the Audit Committee met four times during 2006.
     The Board has determined that (i) each of Messrs. Maslowe, Leonard and Jordá qualifies as independent as under applicable SEC rules and regulations and the rules of the New York Stock Exchange; and (ii) Mr. Maslowe is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.
     The purpose of the Audit Committee is to provide assistance to the Board in the oversight of (a) the quality and integrity of our financial statements; (b) the disclosure and financial reporting process, including our financial statements; (c) our internal controls and procedures for financial reporting; (d) the performance of our internal audit function and independent registered public accounting firm employed by us for the purpose of preparing and issuing an audit report or related work (the “Outside Auditor”); (e) the Outside Auditor’s qualifications and independence; and (f) our compliance with policies under our Code of Business Conduct & Ethics and legal and regulatory requirements. These responsibilities are set forth in the Audit Committee’s charter, which is posted on our corporate website at www.DelekUS.com. In addition, the Audit Committee is generally responsible for administering our related party transactions policy.
Compensation Committee
     The Compensation Committee consists of Ezra Uzi Yemin (chairman), Asaf Bartfeld and Carlos E. Jordá, The composition of the Compensation Committee did not change from its inception on May 9, 2006 through year end. Following the closing of our initial public offering on May 9, 2006, the Compensation Committee met three times in 2006. The meetings were held during the second, third and fourth calendar quarters. Since the Compensation Committee was not formed until May 9, it did not meet during the first quarter of 2006.
     Among the three members of the Compensation Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the New York Stock Exchange. As a controlled company, we are exempt from the New York Stock Exchange requirement to have a Compensation Committee composed entirely of independent directors.
     The purpose of the Compensation Committee is to support the Board of Directors and work with management to ensure that compensation practices properly reflect management and our philosophy, competitive practice and regulatory requirements. The Compensation Committee reviews, provides advice on and, where appropriate, approves compensation objectives, plans, and levels.
     The Compensation Committee is responsible to our Board of Directors and stockholders for approving the compensation awarded to our named executive officers, with the exception of Mr. Yemin, whose compensation is approved by the full Board of Directors. The Compensation Committee is also responsible for making recommendations to the Board with respect to our compensation programs for named executive officers and other employees and for oversight of our management development and succession planning programs. These responsibilities are set forth in the Compensation Committee’s charter, which is posted on our corporate website at www.DelekUS.com.
     Compensation for our executive officers other than Mr. Yemin is determined by the Compensation Committee. Compensation for Mr. Yemin, Mr. Bartfeld and Mr. Jordá is determined by the full Board of Directors.
     In determining the amount and mix of our total compensation to be paid to our named executive officers other than Mr. Yemin, the Compensation Committee relies heavily on the input and recommendations of Mr. Yemin. Management also plays a major role in granting stock options to newly hired or newly promoted employees. In May 2006, the Compensation Committee delegated a portion of its authority under the 2006 Long-Term Incentive Plan to the chief executive officer who may grant up to 20,000 stock options to newly hired or newly promoted employees, and to the vice president of human resources and general counsel, who, acting jointly, may grant up to 4,000 stock options to newly hired or newly promoted employees. The delegated authority is expressly limited to newly hired or newly promoted employees, and does not apply to employees who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, or considered a “covered employee” for purposes of Section 162(m) of the Code. In March 2007, the Committee further limited the delegated authority by reducing the chief executive officer’s authority to 15,000 stock options and reducing the vice president of human resources and general counsel’s joint authority to 2,500 stock options.
     Prior to August 2006, stock option grants made to newly hired or promoted employees were made on the date of hire or promotion. In August 2006, the Compensation Committee limited this delegated authority to permit that grants of stock options pursuant to the delegated authority to occur only once per calendar quarter. These grants occur on the tenth (10th) day of the last calendar month of the quarter and cover newly hired and newly promoted employees through the last day of the second calendar month of the quarter. In selecting the predetermined quarterly date, the Compensation Committee chose a date that would normally be after the public announcement of our financial results for the preceding quarter and twenty (20) days before the closing of the current quarter. See the sections titled “Compensation Setting Process,” “Base Salaries” and “Annual Bonuses” in the Compensation Discussion and Analysis for an additional discussion of the role of Mr. Yemin and other executive officers in determining compensation.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee is comprised of Ezra Uzi Yemin, Asaf Bartfeld and Carlos E. Jordá. Mr. Yemin is the chairman of the Compensation Committee and has served as our chief executive officer since June 2004 and our president since April 2001. Mr. Bartfeld has served as Delek Group’s president and chief executive officer since September 2003. See “Certain Relationships and Related Transactions” and “Director Compensation” for information regarding relationships and transactions involving the company in which Mr. Yemin and Mr. Bartfeld had an interest.
     None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.
Board of Directors Governance Guidelines, Code of Business Conduct and Ethics and Committee Charters
     The full texts of our Board of Directors Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for the Audit Committee and Compensation Committee, are available on our website (www.DelekUS.com). In addition, you may request a copy of any of these documents by writing to the Investor Relations Department of Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027, or ir@DelekUS.com. We intend to post any waivers of our Code of Business Conduct and Ethics (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions) at this location on the website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     On March 6, 2007, our Board of Directors adopted a written related party transactions policy to document procedures pursuant to which related party transactions are reviewed, approved or ratified. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees; and transactions involving less than five thousand dollars ($5,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering the policy. However, our policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. Additionally, any related party transaction in which any director is an interested party must be reviewed and approved by the full Board of Directors. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Because our policy was not in place in 2006, these particular procedures were not followed in any of the transactions discussed below, however each related party transaction was approved by our Board of Directors.
     At December 31, 2006, Delek Group Ltd. (“Delek Group”) owned approximately 77% of our outstanding common stock. As a result, Delek Group and its controlling stockholder, Mr. Sharon (Tshuva), will continue to control the election of our directors, influence our corporate and management policies (including the declaration of dividends) and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.
     Effective January 1, 2006, we entered into a management and consulting agreement with Delek Group, pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement has an initial term of one year and will continue thereafter until either party terminates the agreement upon 30 days advance notice. As compensation, the agreement provides for payment to Delek Group of $125,000 per calendar quarter, payment within 90 days of the end of each quarter and reimbursement for reasonable out-of-pocket costs and expenses incurred. Amounts payable under this agreement as of December 31, 2006 totaled $125,000.
     In August 2005, in connection with our forward contract activities, Delek Group guaranteed certain of our obligations up to $25,000,000. In consideration of that guarantee, we agreed to pay Delek Group quarterly fees based on 1.5% per year of the average quarterly exposure to Delek Group as a result of our forward contract activities. The guaranty was terminated effective as of January 1, 2006.
     In June 2005, in connection with our refinery operation, Delek Group guaranteed certain of our obligations of up to $10,000,000 to one refinery vendor. In consideration for this guaranty, we agreed to pay Delek Group guarantee fees of approximately $13,000 per month for every calendar month during the quarter in which we incur debt subject to this guaranty. This guaranty expired in May 2006.
     On August 20, 2004, we provided Mr. Yemin with an interest-free loan in the amount of $100,000 in connection with his employment agreement. On November 14, 2005, in connection with an amendment to Mr. Yemin’s employment agreement, we provided Mr. Yemin with an additional interest-free loan in the amount of $100,000. On February 7, 2006, Mr. Yemin fully repaid these loans.
     Certain of our fuel purchasing activities have been guaranteed by Delek – The Israel Fuel Corporation, Ltd. (“Delek Fuel”), an affiliate of Delek Group, at no charge to us. As of December 31, 2005, obligations supported by these guarantees approximated $4,000,000. In 2003 and 2004, Delek Fuel issued letters of credit totaling approximately $9,800,000 for our benefit to support certain fuel purchases at no charge to us. As of December 31, 2006, the letters of credit issued by Delek Fuel to support certain fuel purchases have expired and have been replaced by letters of credit of approximately $9,800,000 under MAPCO Express’ senior secured credit facility.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Compensation Overview, Objectives and Philosophy
     The Compensation Committee of the Board of Directors (the “Committee”) was formed upon the closing of our initial public offering (the “IPO”) on May 9, 2006. The majority of our compensation decisions for 2006 were made as a private company prior to the formation of the Committee. The emphasis of the 2006 compensation framework was management retention, management recruitment and compensation continuity in a manner that supported stockholder value. The 2006 framework was designed to reward the outstanding performance of our employees during a challenging year as a newly public company. Going forward, we have developed a compensation framework that is designed to:
•	Attract, motivate and retain key executives;

•	Centralize administration and control over individual compensation components;

•	Align the long-term economic interests of executives with stockholders by providing a portion of the executives’ compensation in the form of our common stock; and

•	Reward excellence and performance by executives that increases the value of our stock and promotes an ethical culture amongst our employees.
     These objectives will govern the decisions that the Compensation Committee makes with respect to the amount and type of compensation payable to our named executive officers. Further, we believe that these objectives support a culture of compliance and strengthen the commitment to operate our business with the highest standards of ethical conduct.
Elements of Our Compensation
     Our compensation framework for our named executive officers consists of the following three key elements:
•	Base salary;

•	Annual cash bonuses and other special cash bonuses as warranted; and

•	Long-term incentives (including the annual grant of stock options and/or restricted stock units)
     In addition to these key elements of compensation, our compensation framework includes limited fringe benefits and perquisites. Each of these elements is discussed further below.
Compensation Setting Process
     Prior to the completion of our IPO in May 2006, the Board of Directors, including Mr. Yemin, our president and chief executive officer, was responsible for determining the amount and mix of our total compensation to be paid to our named executive officers, including our named executive officers. Mr. Yemin, however, does not participate in discussions regarding his own compensation arrangements, which are determined in large part by his employment agreement. In determining the amount and mix of our total compensation to be paid to our named executive officers (other than Mr. Yemin), the Board of Directors relied heavily on the input and recommendations of Mr. Yemin. In late 2005, we engaged AON Consulting to provide advice to the Board of Directors in formulating our 2006 compensation. AON performed compensation studies of the peer companies identified below which were selected by us in consultation with AON. AON’s studies included base salary, total cash compensation and total compensation. We believe that the information gathered from AON in late 2005 and early 2006 is sufficient to guide our decisions on 2007 compensation. We may consult with AON (or a similar consultant) again in late 2007 for the purpose of assisting us in determining our 2008 compensation.

     Our Board of Directors has determined that we are a “controlled company” for purposes of Section 303A of the New York Stock Exchange Listed Company Manual because Delek Group, Ltd. indirectly holds more than 50% of the voting power of our company. As a controlled company, we are exempt from the New York Stock Exchange requirement to have a Compensation Committee composed entirely of independent directors. Among the three members of the Committee, only Mr. Jordá qualifies as independent under applicable SEC rules and regulations and the rules of the New York Stock Exchange.
     Following the IPO, the Committee was charged with annually determining the amount and mix of our total compensation to be paid to our named executive officers. In doing so, the Committee relies heavily on the input and recommendations of Mr. Yemin in his role as Committee chairman and as our chief executive officer and president. Mr. Yemin plays an integral role in evaluating and developing our compensation framework. Together with our vice president of human resources, Mr. Yemin developed our current compensation framework, which was presented and approved by the Committee. Prior to the formation of the Committee, Mr. Yemin and our vice president of human resources developed our compensation framework in consultation with our Board of Directors. Further, in 2007, the Committee delegated the authority to determine base salaries, cash bonuses and the total mix and amount of long-term incentive compensation (including the recipients of such compensation) to Mr. Yemin, in consultation with the principal human resources employee, and subject to the approval of the Committee in the instance of our executive officers.
     Generally, executive compensation has been paid primarily in cash as base salaries and bonus, although this is not due to any specific practice, policy or formula regarding the allocation between long-term and currently paid out compensation or the allocation between cash and non-cash compensation. In making decisions with respect to the amount and type of compensation paid to our named executive officers, the Committee considers the individual’s performance, the company’s performance, and competitive market information. In 2007, the Committee has referenced, and will continue to reference, two groups of peer companies: independent refining and marketing companies, and retail companies, in its decision making process. The Committee believes the two groups provide an appropriate cross-section of industry and human-resource competitors with market capitalization and operational complexity similar to ours. While the Committee does not regularly benchmark its compensation practices against any particular company or group of companies, the Committee believes that compensation data from the companies listed below can be a useful tool in our decision making process for all areas of our compensation framework. The two groups are listed in the following table:

Refining Companies	Retail Companies
Alon USA Energy, Inc.	Casey’s General Stores, Inc.
Frontier Oil Corp.	Couche-Tarde
Holly Corp.	The Pantry, Inc.
Premcor	7-11
Sunoco, Inc.	Starbucks
Target
Base Salaries
     Our named executive officers receive a majority of their overall cash compensation as base salary. The annual cash bonus paid to our named executive officers equaled approximately fifty percent of their respective base salary in 2006, and the special initial public offering cash bonus ranged from a high of approximately 17% of base salary to a low of approximately 8% of base salary. Generally, base salaries have not been based upon specific measures of corporate performance, but are determined upon the recommendations of the chief executive officer, based upon his determination of each employee’s individual performance, position and responsibilities, and contribution to both our financial performance and ethical culture. We generally seek to position base salary at the market median. In contrast to our other executive officers, our chief executive officer’s base salary is determined pursuant to his employment agreement. For a description Mr. Yemin’s employment agreement, you should read the narrative discussion beginning on page 20 of this Proxy Statement.

     Base salaries are reviewed annually, typically in December. Mr.Yemin, in consultation with our vice president of human resources, determined the 2007 annual base salaries which were reviewed and approved by the Committee in January 2007. In making the salary determinations, Mr. Yemin was guided by the factors set forth above. There have been no material changes to the salaries to be paid to our named executive officers in 2007 from that paid to our named executive officers in 2006.
     The Committee believes that the base salaries paid to our named executive officers are appropriate and help to achieve our objectives to attract, retain and motivate our named executive officers. For a description of the base salaries paid to our named executive officers for 2006, you should read the Summary Compensation Table on page 19 of this Proxy Statement and the narrative discussion on page 20 of this Proxy Statement.
Annual Bonuses
     Annual cash bonuses are intended to reward business segment, company-wide and individual performance during the year. At the end of each calendar year, the Board of Directors approves an annual bonus budget for all employees as part of the overall operating budget for the company. The annual bonus pool for 2007 was developed by Mr. Yemin, in consultation with our vice president of human resources, with reference to the prior year’s pool and based upon assumptions pertaining to the company’s performance in the coming year. The bonus budget may be adjusted by the Committee at year-end based on our overall results relative to the current year’s performance objectives. Total annual bonuses to participating executives generally will be limited by the amount of this pool and will be based on an assessment of business unit performance, individual performance and position within the company. In assessing individual performance, much like the determination of base salaries, the Committee considers the individual’s achievement in light of his or her position and responsibilities, contribution to our financial performance and contribution to an ethical culture. There is no predetermined formula, weighted factors or specified list of criteria that is followed in setting bonuses. Annual bonuses for a calendar year are typically determined in the first quarter of the ensuing calendar year.
     From time to time, special cash bonuses may be granted to our executive officers in order to reward the outstanding performance or the achievement of business milestones. In August 2006, in recognition of the substantial expenditure of time and effort required to successfully complete our IPO, the Committee approved and recommended to the Board of Directors, and the Board of Directors approved, the payment of a one-time cash bonus to each of our named executive officers except Mr. Yemin and certain of our other employees.
     The Committee approved the 2006 bonuses to be paid to our named executive officers, and, for all other employees, the Committee delegated the authority to determine the bonuses earned in 2006 to the chief executive officer, in consultation with our vice president of human resources. The chief executive officer makes his determinations using the criteria set forth above.
     The Committee believes that the bonuses paid to our named executive officers are appropriate and help to achieve our objectives to attract, retain and motivate our named executive officers and to reward outstanding performance. For a description of the bonuses paid to our named executive officers for 2006, you should read the Summary Compensation Table on page 19 of this Proxy Statement.
Long-Term Incentives
     The Committee believes that the grant of non-cash, long-term compensation, primarily in the form of long-term incentive awards, to our named executive officers is appropriate to attract, motivate and retain such individuals, and enhance stockholder value through the use of equity incentive compensation opportunities. The Committee believes that our best interests will be advanced by enabling our named executive officers, who are responsible for our management, growth and success, to receive compensation in the form of long-term incentive awards. Since the long-term awards will increase in value in conjunction with an increase in the value of our common stock, the awards will provide our named executive officers with an incentive to remain in their positions with us. For a description of the long-term incentive awards granted to our named executive officers for 2006, you should read the Summary Compensation Table on page 19 of this Proxy Statement, the Grants of Plan-Based Awards Table on page 20 of this Proxy Statement and the narrative discussion on page 21 of this Proxy Statement.

     2006 Long-Term Incentive Plan. In April 2006, our Board of Directors and sole stockholder adopted the 2006 Long-Term Incentive Plan. At year end, the plan provided equity-based compensation to more than 300 of our employees, including senior executive officers. The plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and cash incentive awards to directors, officers, employees, consultants and other individuals (including, advisory board members) who perform services for us or our affiliates.
     Generally, the Compensation Committee administers the plan, and has discretion to select the persons to whom awards will be made under the plan and prescribe the terms and conditions of each award under the plan, subject to the delegation of authority discussed above. The Board of Directors also has the power to administer the plan. With respect to the application of the plan to non-employee directors, the Board of Directors has sole responsibility and authority for matters relating to the grant and administration of awards.
     We do not have any plan to select option grant dates or restricted stock unit grant dates for our named executive officers in coordination with the release of material non-public information. The exercise price of all stock options awarded to our named executive officers under the 2006 Long-Term Incentive Plan are made at or above market price at the time of the award.
     2006 Grants. In connection with the closing of the IPO, the Board of Directors approved the issuance of non-qualified stock options and time-vested restricted stock units to directors and certain employees, including our named executive officers, under the 2006 Long-Term Incentive Plan. The grants were designed to assist in retention, and to provide a direct incentive for directors and employees to focus on stockholder value and regulatory compliance. The stock option grants were based primarily upon each individual’s position within the company and, in some cases, an individual’s tenure with the company. The restricted stock unit grants were based upon each individual’s position, tenure and performance.
     Most employee stock options are awarded in two simultaneous grants. Seventy-five percent (75%) of the options awarded vest ratably on the first three anniversaries of the grant. The remaining twenty-five percent (25%) of the options awarded vest on the fourth anniversary of the grant. The options that vest during the first three years are exercisable at the greater of $16.00 (the IPO price of our stock) or the market price of the stock on the date of the grant. If the market price on the date of the grant is $16.00 or less, the options that vest in the fourth year are exercisable at $21.00. If the market price on the date of the grant is more than $16.00, the options that vest in the fourth year are exercisable at 140% of the market price on the date of the grant. We define the market price of our stock as the New York Stock Exchange closing price on the date of the grant, or the last previous New York Stock Exchange closing price if the date of the grant occurs on a day when the New York Stock Exchange is not open for trading.
     The restricted stock units that were granted in 2006 vest ratably over four years. In contrast to stock option awards, the Committee believes restricted stock unit grants are beneficial because they are provided to our executives at no cost to the executive and provide further incentive for such individuals to remain in their positions with us. Additionally, holders of restricted stock units are credited with dividend equivalents for any cash dividends paid on the number of shares covered by the restricted stock units as a cash deferral, which deferral is settled in cash upon the vesting of the restricted stock units, thereby providing an additional element of compensation.
     2007 Grants. We intend to continue our practice of providing long-term equity-based compensation through time-vested grants to certain employees, including our named executive officers. In general, the options will continue to have four-year ratable vesting and a $16.00 minimum exercise price which is equal to the IPO price of our common stock. We also intend to make annual grants of stock options and/or restricted stock units to certain of our directors, officers, and employees. The Committee will develop the timing of, and the individual grant guidelines for, the annual re-grant of stock options under the 2006 Long-Term Incentive Plan. As more executives become vested in equity awards, the Committee will consider whether gains from prior equity awards should be considered in setting other elements of compensation. Going forward, the Committee (or the Board of Directors) will set the exercise price, if any, of restricted stock units in its discretion and restricted stock unit awards will continue to have four-year ratable vesting. To date, we have not granted any awards of restricted stock units with an exercise price.

Fringe Benefits and Perquisites
     Our named executive officers are eligible to participate in the benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees administered by Fidelity Management Trust Company. Employees must be at least 21 years of age and have one year of service with at least 1,000 hours worked to be eligible to participate in the plan. Employee contributions, including those by our named executive officers, are matched on a fully-vested basis by us up to a maximum of six percent of eligible compensation.
     In addition, the Company provides reasonable perquisites to two of its named executive officers who are citizens of Israel. Mr. Yemin and Mr. Ginzburg, the vice president of strategic planning, are each provided with the use of an automobile. In addition, Mr. Yemin is provided with roundtrip business class airfare to Israel for himself and his family for fourteen (14) calendar days per year. Mr. Ginzburg is provided with roundtrip business class airfare to Israel for himself and his spouse once per year. Both Mr. Yemin and Mr. Ginzburg are also provided with the use of an automobile while in Israel. Pursuant to his employment agreement, Mr. Yemin is also (a) provided with a rent-free residence in a company-owned house in Nashville, Tennessee; (b) paid two thousand dollars ($2,000) per month to cover education expenses for Mr. Yemin’s children; and (c) provided with a home telephone.
     For a description of the perquisites paid to our named executive officers for 2006, you should read the Summary Compensation Table on page 19 of this Proxy Statement and the narrative discussion beginning on page 20 of this Proxy Statement.
Tax Considerations
     Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our chief executive officer and the next four most highly compensated officers, which we refer to herein as the named executive officers. However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.
     The 2006 Long-Term Incentive Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Code do not apply to awards granted and compensation paid under the plan during the applicable reliance period. In general, the reliance period ends upon the earliest of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available stock and other compensation that has been allocated under the plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year in which we became publicly held
     While we seek to take advantage of favorable tax treatment for executive compensation where appropriate, the Compensation Committee may in the future award compensation which would not comply with the Section 162(m) requirements for deductibility if the Compensation Committee concluded that to be in our best interest.
Share Ownership Requirements
     Only our chief executive officer holds vested stock options (in the form of stock purchase rights under his employment agreement). Therefore, we do not currently have express share ownership guidelines or policies pertaining to hedging the risk of such ownership. The Committee may revisit this issue after more significant numbers of executive officers become vested in stock options and restricted stock units.
Conclusion
     The foregoing discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers during 2006 and our intended compensation framework for 2007. In the future, as the Compensation Committee continues to review each element of the executive compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management; and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Ezra Uzi Yemin, Chairman
Asaf Bartfeld
Carlos E. Jordá
SUMMARY COMPENSATION TABLE
     The following Summary Compensation Table sets forth the compensation for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers for the fiscal year ended December 31, 2006. We refer to these officers collectively herein as our named executive officers.

Name and						All Other
Principal Position	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Compensation		Total($)
Ezra Uzi Yemin President/CEO	288,000	0		0	703,862	83,646	(3)	1,075,508
Edward Morgan Vice President/CFO	176,000	115,000	(4)	29,870	74,010	13,341	(5)	408,221
Frederec Green President/COO of Delek Refining, Inc.	189,423	120,000	(4)	22,977	74,010	10,306	(5)	416,716
Lynwood Gregory Executive VP/COO of MAPCO Express, Inc.	189,615	110,000	(4)	36,763	74,010	13,341	(5)	423,729
Assi Ginzburg Vice President of Strategic Planning	149,038	100,000	(4)	13,786	74,010	17,805	(6)	354,639

(1)	This column represents the dollar amount recognized in accordance with FAS 123R for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock units granted in 2006 under the 2006 Long-Term Incentive Plan. Fair value is calculated using the closing price of our stock on the date of grant. The grant date fair value for all awards reflected in this column was $15.15.

(2)	This column reflects the dollar amount recognized in accordance with FAS 123R for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock option awards pursuant to the 2006 Long-Term Incentive Plan and share purchase right awards pursuant to Mr. Yemin’s employment agreement. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount for the 2006 fiscal year are included in footnote 9 to our audited financial statements for the 2006 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 20, 2007.

(3)	Includes matching contributions to the Company’s 401(k) Plan of $13,200 for Mr. Yemin and accrued severance payments of $12,000 to be paid in the event of early termination of Mr. Yemin’s employment contract. Also includes the incremental costs of the following perquisites and other payments received by Mr. Yemin: personal use of a company-owned automobile,reimbursements of airfare, home telephone and family education expenses, rent-free residence in a company-owned house, and premiums paid by us with respect to term life insurance policies.

(4)	Consists of an annual bonus paid in March 2007 and a one-time special cash bonus paid in August 2006 in connection with the completion of our initial public offering. Messrs. Morgan, Green, Gregory and Ginzburg received $90,000, $95,000, $95,000, and $75,000, respectively for their annual bonus and $25,000, $25,000, $15,000 and $25,000, respectively, for their special bonus.

(5)	Includes matching contributions to the Company’s 401(k) Plan in the following amounts with respect to each named executive officer: for each of Mr. Morgan and Mr. Gregory : $13,200 and for Mr. Green: $10,165 and premiums paid by us with respect to the term life insurance policies.

(6)	Includes matching contributions to the Company’s 401(k) Plan in the amount of $12,911 for Mr. Ginzburg and premiums paid by us with respect to the term life insurance. Also includes the incremental cost of the following perquisites received by Mr. Ginzburg: personal use of a company-owned automobile and reimbursements of airfare.

GRANTS OF PLAN BASED AWARDS
     The following table provides information regarding plan-based awards granted during fiscal year 2006 to our named executive officers.

					Exercise or Base	Grant Date Fair
			Stock Awards:	Option Awards:	Price of Option	Value of Stock
	Grant	Authorization	Number of Shares of	Number of Securities	Awards	and Option
Name	Date (1)	Date (1)	Stock or Units (#)	Underlying Options (#)	($/Sh)	Awards ($) (2)
Ezra Uzi	None	n/a	0	0	n/a	n/a
Yemin
Edward	05/03/06	04/17/06		48,750	16.00	284,213
Morgan	05/03/06	04/17/06		16,250	21.00	79,138
	05/26/06	04/17/06	13,000			196,950
Frederec	05/03/06	04/17/06		48,750	16.00	284,213
Green	05/03/06	04/17/06		16,250	21.00	79,138
	05/26/06	04/17/06	10,000			151,500
Lynwood	05/03/06	04/17/06		48,750	16.00	284,213
Gregory	05/03/06	04/17/06		16,250	21.00	79,138
	05/26/06	04/17/06	16,000			242,400
Assi	05/03/06	04/17/06		48,750	16.00	284,213
Ginzburg	05/03/06	04/17/06		16,250	21.00	79,138
	05/26/06	04/17/06	6,000			90,900

(1)	On April 17, 2006, in connection with our initial public offering, our Board of Directors authorized the grant of stock options to employees, including our named executive officers, effective upon the completion of our initial public offering and the grant of restricted stock units, effective on the filing of a registration statement on Form S-8 registering the shares of common stock issuable under the 2006 Long-Term Incentive Plan and Mr. Yemin’s employment agreement.

(2)	The amounts in this column reflect the total dollar amount to be recognized in accordance with FAS 123R for financial statement reporting purposes over the expected term of the grant. Assumptions used in the calculation of this amount for the 2006 fiscal year are included in footnote 9 to our audited financial statements for the 2006 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 20, 2007.
     CEO Compensation. The employment agreement with our president and chief executive officer, Ezra Uzi Yemin, was effective May 1, 2004, and contains a deferred compensation element. The employment agreement has a five year term ending on April 30, 2009.
     Mr. Yemin’s 2006 base salary of $288,000 was established pursuant to his employment agreement. Pursuant to his employment agreement, Mr. Yemin is (a) provided with a rent-free residence and telephone in a company-owned house in Nashville, Tennessee; and (b) paid two thousand dollars ($2,000) per month to cover education expenses for Mr. Yemin’s children. In addition, Mr. Yemin is provided with the use of an automobile in the United States and while in Israel and he is provided with roundtrip business class airfare to Israel for himself and his family for fourteen calendar days per year.
     Pursuant to his employment agreement, Mr. Yemin is provided 24 business days of paid vacation per year. The vacation days accrue ratably during the employment year, and accrued but unused vacation will be paid to Mr. Yemin upon the termination of his employment agreement. The employment agreement also provides Mr. Yemin with fourteen calendar days of paid sick leave per year which accrues ratably according to our standard policies. Accrued but unused sick leave is not paid to Mr. Yemin upon the termination of his employment agreement.
     Mr. Yemin has not been granted any equity compensation under the 2006 Long-Term Incentive Plan. However, pursuant to his employment agreement, in May 2004, Mr. Yemin was granted share purchase rights that, upon completion of the initial public offering, permitted him to purchase, subject to certain vesting requirements, up to 1,969,493 shares of our Common Stock which was approximately five percent of our outstanding shares immediately prior to the completion of the initial public offering. Under the applicable vesting provisions, Mr. Yemin is entitled to purchase up to one-fifth of these shares each year of his employment (prorated monthly) from May 2004 until expiration of the employment agreement in April 2009. He may purchase the shares at an exercise price of $2.03. The share purchase rights terminate upon the earlier of (i) the one-year anniversary of Mr. Yemin’s termination of employment for any reason or (ii) April 30, 2010, the one-year anniversary of the expiration of his employment agreement. If Mr. Yemin voluntarily terminates his employment, he will be entitled to purchase ninety percent of any unexercised share purchase rights which have vested as of the date of such termination.

     Upon the expiration of the employment agreement or its termination by us, MAPCO Express or Mr. Yemin, Mr. Yemin is entitled to a continuation of his base salary for a period of one month. During such salary continuation period, if Mr. Yemin resides in the United States, he will be entitled to continue to receive all of the perquisites and other personal benefits provided for in the employment agreement. If Mr. Yemin resides in Israel during any salary continuation period, he will be entitled to specified perquisites and other personal benefits. In the event that the employment agreement is terminated by any party for any reason prior to its expiration, Mr. Yemin will also be entitled to severance payments of $1,000 for each full month of employment with MAPCO Express or its affiliates from January 2005 through the date of termination, and to payment for unused vacation days and sick days accrued through the date of termination. Either we or Mr. Yemin may terminate his employment agreement by providing twelve months advance written notice.
     In addition, Mr. Yemin’s employment agreement terminates in the event of his death subject to the payment of earned but unpaid salary and accrued but unused vacation. Pursuant to our standard policies for which the Company-paid premiums are disclosed in the summary compensation table, Mr. Yemin’s beneficiaries are entitled to a death benefit equal to one and half times Mr. Yemin’s salary at the time of death.
     On August 20, 2004, we provided Mr. Yemin with an interest-free loan in the amount of $100,000 in connection with his employment agreement. On November 14, 2005, in connection with an amendment to Mr. Yemin’s employment agreement, we provided Mr. Yemin with an additional interest-free loan in the amount of $100,000. On February 7, 2006, Mr. Yemin fully repaid these loans.
     Grants of stock options and RSU’s. Beginning with the closing of our initial public offering on May 9, 2006, we issued non-qualified stock options and restricted stock units to directors and certain employees, including our named executive officers, under the 2006 Long-Term Incentive Plan.
     2006 Long-Term Incentive Plan. All stock option and restricted stock unit grants were made pursuant to our 2006 Long-Term Incentive Plan. The plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and cash incentive awards to directors, officers, employees, consultants and other individuals (including, advisory board members) who perform services for us or our affiliates.
     Up to 3,053,392 shares of our Common Stock may be issued under the plan (subject to adjustment to reflect certain transactions and events specified in the plan). Shares covered by the unexercised portion of an award that terminates, expires or is canceled or settled in cash, shares forfeited or repurchased under the plan, and shares withheld or surrendered in order to pay the exercise or purchase price under an award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an award will again become available for issuance under the plan.
     The tables below summarize all grants under the 2006 Long-Term Incentive Plan as of December 31, 2006:
Summary of Grants Under the 2006 Long-Term Incentive Plan

					Granted and
Total Shares In Plan	Granted	Forfeited	Vested	Exercised	Outstanding	Available For Grant
3,053,392	1,977,200	249,248	0	0	1,727,952	1,325,440
     This plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available stock and other compensation that has been allocated under the plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after the close of the third calendar year in which we became publicly held.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006
     The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2006.

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying						Market Value of
	Unexercised	Unexercised		Option		Number of Shares		Shares or Units of
	Options (#)	Options (#)		Exercise Price	Option Expiration	or Units That Have		Stock That Have Not
Name	Exercisable	Un-exercisable		($)	Date ($)	Not Vested (#)		Vested ($) (1)
Ezra Uzi Yemin	800,396	919,097	(2)	2.03	04/30/10 (3)	0		0
Edward Morgan	0	48,750	(4)	16.00	05/03/16	13,000	(5)	213,070
		16,250	(6)	21.00
Frederec Green	0	48,750	(4)	16.00	05/03/16	10,000	(5)	163,900
		16,250	(6)	21.00
Lynwood Gregory	0	48,750	(4)	16.00	05/03/16	16,000	(5)	262,240
		16,250	(6)	21.00
Assi Ginzburg	0	48,750	(4)	16.00	05/03/16	6,000	(5)	98,340
		16,250	(6)	21.00

(1)	The market value of the restricted stock unit awards is based upon a stock price of $16.39 which was the closing price of our stock on the New York Stock Exchange as of December 31, 2006.

(2)	The share purchase rights vest ratably each month from January 2007 through April 2009.

(3)	The share purchase rights terminate upon the earlier of (i) the one-year anniversary of Mr. Yemin’s termination of his employment agreement for any reason, or (ii) April 30, 2010, the one-year anniversary of the expiration of his employment agreement.

(4)	The stock options vest ratably on May 9, 2007, May 9, 2008 and May 9, 2009.

(5)	The restricted stock units vest ratably on May 9, 2007, May 9, 2008, May 9, 2009 and May 9, 2010.

(6)	The stock options vest on May 9, 2010.
OPTION EXERCISES AND STOCK VESTED
     The following table provides information about stock option exercises by, and the vesting of stock for, our named executive officers during fiscal year 2006.

	Option Awards
	Number of Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercised ($)
Ezra Uzi Yemin (1)	250,000	3,830,000

(1)	At December 31, 2006, only Mr. Yemin had exercised stock options (share purchase rights). None of our other named executive officers exercised stock options or had vested restricted stock units.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     Employment Agreements. Mr. Yemin’s employment agreement provides for payments to him in connection with his termination, resignation, severance or retirement or upon a change in control of us. Upon the expiration of the employment agreement or its termination by us, MAPCO Express or Mr. Yemin, Mr. Yemin is entitled to a continuation of his base salary for a period of one month. During such salary continuation period, if Mr. Yemin resides in the United States, he will be entitled to continue to receive all of the perquisites and other personal benefits provided for in the employment agreement. If Mr. Yemin resides in Israel during any salary continuation period, he will be entitled to specified perquisites and other personal benefits. In the event that the employment agreement is terminated by any party for any reason prior to its expiration, Mr. Yemin will also be entitled to severance payments of $1,000 for each full month of employment with MAPCO Express or its affiliates from January 2005 through the date of termination, and to payment for unused vacation days and sick days accrued through the date of termination. Either we or Mr. Yemin may terminate his employment agreement by providing twelve months advance written notice. Mr. Yemin would have been entitled to receive $12,000 in accrued severance and $34,123 in accrued unused vacation pay had his employment terminated on December 31, 2006.
     In addition, Mr. Yemin’s employment agreement terminates in the event of his death subject to the payment of earned but unpaid salary and accrued but unused vacation. Pursuant to our standard policies for which the Company-paid premiums are disclosed in the summary compensation table, Mr. Yemin’s beneficiaries are entitled to a death benefit equal to one and half times Mr. Yemin’s salary at the time of death. See the Compensation Discussion and Analysis and the narrative discussion following the Summary Compensation Table on page 19 of this Proxy Statement for further discussion of the material terms of Mr. Yemin’s employment agreement.
     Offer Letters. Pursuant to offer letters, Mr. Morgan, Mr. Green and Mr. Ginzburg are entitled to payments equal to the following amounts: if Mr. Morgan’s employment is terminated through no fault of his own, three months of severance; if we elect to terminate Mr. Green’s employment through no fault of his own, at least three months of severance; and if Mr. Ginzburg’s employment should terminate for any reason beyond his control three months of base pay. Mr. Morgan, Mr. Green and Mr. Ginzburg would have been entitled to approximately $44,000, $47,356 and $37,260, respectively, had their employment been terminated on December 31, 2006 under circumstances entitling them to receive the severance benefit.
     2006 Long-Term Incentive Plan. The vesting of all stock options and restricted stock units under the 2006 Long-Term Incentive Plan will accelerate immediately prior to a change-in-control unless the successor company provides equivalent equity awards to our plan beneficiaries. Unvested equity awards under the 2006 Long-Term Incentive Plan will generally be forfeited on termination of employment. Vested equity awards under the 2006 Long-Term Incentive Plan will generally be forfeited unless they are exercised within thirty (30) days following termination of employment.
DIRECTOR COMPENSATION
     The following table sets forth a summary of the compensation we paid to our non-management directors during fiscal year 2006.

	Fees Earned or				All Other
Name (1)	Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)		Compensation ($)	Total ($)
Asaf Bartfeld	0	0	2,705	(5)	0	2,705
Zvi Greenfeld	0	0	101,854	(6)	162,040 (7)	263,894
Carlos E. Jordá	36,250	3,447	2,883	(8)	0	42,580
Charles H. Leonard	30,750	3,447	2,883	(8)	0	37,080
Philip L. Maslowe	23,750	3,447	2,883	(8)	0	30,080

(1)	We did not pay compensation to director Gabriel Last or former director Ronel Ben Dov in 2006.

(2)	This column reports the amount of cash compensation earned in 2006 for Board service.

(3)	This column represents the dollar amount recognized in accordance with FAS 123R for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock units granted in 2006. Fair value is calculated using the closing price of our stock on the date of grant. The grant date fair value for each restricted stock unit award was $15.15.

(4)	The amounts in this column represent the dollar amount recognized in accordance with FAS 123R for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted in 2006. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts for the 2006 fiscal year are included in footnote 9 to our audited financial statements for the 2006 fiscal year included in our Annual Report on Form 10-K filed with the SEC on March 20, 2007.

(5)	The grant date fair value per option for Mr. Bartfeld’s stock option award was $6.72. As of December 31, 2006, Mr. Bartfeld had 28,000 stock options outstanding. These stock options were granted to Mr. Bartfeld on December 10, 2006 under our 2006 Long-Term Incentive Plan and vest ratably over four years. This was a special, one-time grant in consideration of his supervision and direction of the management and consulting services provided by Delek Group, Ltd. to us and not as compensation for his services as director.

(6)	The grant date fair value per option for Mr. Greenfeld’s stock option award was $6.06. As of December 31, 2006, Mr. Greenfeld had 130,000 stock options outstanding. These stock options were granted to Mr. Greenfeld on May 3, 2006 pursuant to his amended and restated consulting agreement (discussed below), under our 2006 Long-Term Incentive Plan and not as compensation for his services as director. These options vest ratably over five years.

(7)	Consists of earnings pursuant to Mr. Greenfeld’s amended and restated consulting agreement (discussed below).

(8)	The grant date fair value per option for the stock option awards to Mr. Jordá, Mr. Leonard and Mr. Maslowe was $5.95. As of December 31, 2006, Mr. Jordá, Mr. Leonard and Mr. Maslowe each had 3,000 stock options outstanding.
     We do not currently pay any director compensation to our non-independent directors. The 2006 compensation framework for our independent directors, Messrs. Jordá, Leonard and Maslowe, was determined by the Board prior to the initial public offering. Our independent directors receive an annual cash fee of $25,000 and an additional fee of $1,500 per board meeting attended in person. Each independent committee member receives a fee of $1,000 per committee meeting attended in person. In addition, each independent director received 3,000 stock options, each of which has an exercise price per share of $16.00 and which vest in equal amounts on the first four anniversaries of May 9, 2006. Each independent director also received 1,500 restricted stock units which will vest in equal amounts on the first four anniversaries of May 9, 2006. We also reimburse our directors for all reasonable expenses incurred for attending meetings and service on our Board of Directors. Beginning in 2007, we intend to make annual grants of stock options to each independent director. The amount of these future equity awards as well as any changes to cash compensation for our independent directors will be determined by the Board of Directors.
     As of May 1, 2005, we entered into an amended and restated consulting agreement with Greenfeld-Energy Consulting, Ltd., a company owned and controlled by Zvi Greenfeld. Under the consulting agreement, Mr. Greenfeld, who has extensive experience in the energy industry, assists management in determining the capital budget of the Tyler refinery and in evaluating our progress in completing capital projects. He also works with management to determine the most cost effective types and grades of crude oil to be purchased for our refinery, both for short and long-term production. Finally, Mr. Greenfeld works with our management to evaluate the results of an ongoing feasibility analysis being conducted by our third-party consultant regarding proposals to increase our refinery’s production and profitability. Pursuant to the original consulting agreement, we compensated Greenfeld-Energy Consulting, Ltd. $7,150 per month from May through August 2005 and $7,670 commencing September 2005, plus reasonable expenses, for consulting services relating to the refining industry performed personally by Mr. Greenfeld. In April 2006, we paid Greenfeld-Energy Consulting Ltd. a bonus of $70,000 for services rendered in 2005. In addition, Mr. Greenfeld was granted 130,000 stock options. See footnote 6 above for the terms of these options. The amended and restated agreement continues in effect until terminated by either party upon six months advance notice to the other party.
     On December 10, 2006, we granted 28,000 stock options to Asaf Bartfeld under our 2006 Long-Term Incentive Plan. These options vest ratably over four years and have an exercise price of $17.64 and will expire on December 10, 2016. Also, on January 22, 2007, we granted 28,000 stock options to Gabriel Last under our 2006 Long-Term Incentive Plan. These options vest ratably over four years and have an exercise price of $16 and will expire on January 22, 2017. The grants to Mr. Last and Mr. Bartfeld were special, one-time grants in consideration of their respective supervision and direction of management and consulting services provided by Delek Group, Ltd. to us and not as compensation for their respective services as directors. The grants do not mark the adoption of a policy to compensate our non-employee, related directors and we do not intend to issue further grants to Mr. Last and Mr. Bartfeld in the future.
AUDIT COMMITTEE REPORT
     Management is responsible for our system of internal controls and the overall financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon. The Audit Committee is responsible for overseeing management’s conduct of the financial reporting process and systems of internal accounting and financial controls.
     Following the closing of our initial public offering on May 9, 2006, the Audit Committee reviewed and discussed with both management and our independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During 2006, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Ernst & Young LLP to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Additionally, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure, including its internal control over financial reporting.
     Taking all of these reviews and discussions into account, all of the Audit Committee members, whose names are listed below, recommended to the Board of Directors that it approve the inclusion of the audited financial statements in our annual report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board of Directors ask the stockholders to ratify the appointment at the Annual Meeting.

Members of the Audit Committee

Philip L. Maslowe, Chairman
Charles H. Leonard
Carlos E. Jordá
RELATIONSHIP WITH INDEPENDENT AUDITORS
     Set forth below are the fees paid for the services of Ernst & Young LLP during 2006 and 2005:

	2006	2005
Audit fees	$1,969,073	$1,346,140

Audit-related fees	10,000	0

Tax fees	497,407	186,821

All other fees	0	0

Total	$2,476,480	$1,532,961

     Audit fees consisted of services rendered to us or certain of our subsidiaries. Such audit services include audits of financial statements, reviews of our quarterly financial statements, audit services provided in connection with our initial public offering and regulatory filings, and preliminary review of our documentation and test plans in connection with our evaluation of internal controls. Fees are for services in connection with the audit of our fiscal years ended December 31, 2005, and December 31, 2006, regardless of when the fees were paid.
     Fees for audit-related fees billed in 2006 consist of agreed upon procedures for us and our subsidiaries.
     Fees for tax services billed in 2006 and 2005 consisted primarily of preparation of federal and state income tax returns for us and certain of our subsidiaries and consultation on various tax matters related to us and our subsidiaries.
     The Audit Committee has considered and determined that the provision of non-audit services by our independent registered public accounting firm is compatible with maintaining auditor independence.
     Pre-Approval Policies and Procedures. In general, all engagements performed by our independent registered public accounting firm, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee. Since May 9, 2006, the date of our initial public offering, all of the services performed for us by Ernst & Young LLP were pre-approved by the Audit Committee.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED ACCOUNTING FIRM
FOR THE FISCAL YEAR 2007
     The Audit Committee has appointed Ernst & Young LLP, as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.
     We are asking you to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value your views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
The Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent public accounting firm.
STOCKHOLDER PROPOSALS
     To be considered for inclusion in our Proxy Statement for our 2008 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals must be in writing and submitted to the Secretary of Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027, and must otherwise comply with the requirements of Rule 14a-8. The proposal must be received no later than December 14, 2007, for us to consider it for inclusion.
     Stockholders who desire to present business at our 2008 annual meeting of stockholders, without inclusion in the Proxy Statement for such meeting, including a nomination of a candidate for election as director at such meeting, must notify our Secretary of such intent in accordance with our by-laws by writing to the Secretary of Delek US Holdings, Inc., 7102 Commerce Way, Brentwood, Tennessee 37027. To be timely, such notice must be received not later than January 13, 2008, nor earlier than December 14, 2007, provided that if the date of the annual meeting is advanced more than thirty (30) calendar days prior to or delayed by more than thirty (30) calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the day on which public disclosure of the date of such meeting is first made. The advance notice must also meet the other requirements of Section 2.02 of our bylaws. You may obtain a copy of our bylaws by writing to Delek’s Secretary at the address above.

ANNUAL MEETING OF STOCKHOLDERS OF
DELEK US HOLDINGS, INC.
May 8, 2007
You can now access your DELEK US HOLDINGS, INC. account online.
Access your Delek US Holdings, Inc. stockholder account online. American Stock Transfer & Trust Company, Transfer Agent for Delek US Holdings, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status
• View certificate history
• View book-entry information
• View payment history for dividends
• Make address changes
• Obtain a duplicate 1099 tax form

Establish/change your PIN Visit us on the web at http://www.amstock.com
For Technical Assistance Call 800-937-5449 between 9am-7pm
Monday-Friday Eastern Time
Please date, sign and mail your proxy card
in the envelope provided as soon as possible.
ê     Please detach along perforated line and mail in the envelope provided.   ê
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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. Election of Directors:					2.	Ratification of the appointment of Ernst & Young, LLP as our independent registered accounting firm for 2007:	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡	Erza Uzi Yemin
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The stockholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each of which has been furnished herewith.

		¡	Gabriel Last
☐	WITHHOLD AUTHORITY	¡	Asaf Bartfeld
	FOR ALL NOMINEES	¡	Alan H. Gelman
		¡	Zvi Greenfeld
☐	FOR ALL EXCEPT	¡	Carlos E. Jordá
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, AND THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

	(See Instructions below)	¡	Charles H. Leonard
		¡	Philip L. Maslowe

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●
PLEASE COMPLETE, DATE, SIGN, AND RETURN THE PROXY IN THE ENVELOPE PROVIDED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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☐
DELEK US HOLDINGS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2007.
     Ezra Uzi Yemin and Edward Morgan and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. held of record by the undersigned on April 2, 2007, at the Annual Meeting of Stockholders to be held at 2:00pm central time on May 8, 2007, at The Embassy Suites Hotel, 820 Crescent Centre Drive, Franklin, Tennessee 37067, and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.
(Continued and to be signed on the reverse side.)

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